Exhibit 10.1

GLAUKOS CORPORATION

DIRECTORS’ COMPENSATION POLICY

(Effective December 13, 2017, Amended and Restated March 14, 2024)

Directors of Glaukos Corporation, a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“Non-Employee Directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$50,000
Annual Committee Member Retainer	$10,000
Annual Lead Independent Director Retainer	$40,000
Annual Committee Chair Retainers
Audit Committee Chair	$12,500
Compensation, Nominating and Governance
Committee Chair	$12,500
Equity Compensation
Annual RSU Award	$190,000
Annual Stock Option Award	$75,000
Initial Equity Award	$300,000

Cash Compensation

Each Non-Employee Director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Cash Retainer”). A Non-Employee Director who serves as a member of any standing committee of the Board will be entitled to an additional annual cash retainer for each such committee on which they are serving in the amount set forth above (the “Annual Committee Member Retainer”). The Non-Employee Director who serves as the Lead Independent Director of the Board will be entitled to an additional annual cash retainer while service in that position in the amount set forth above (the “Annual LID Retainer”). A Non-Employee Director who serves as the Chairperson of the Audit Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Audit Committee Chairperson Retainer”). A Non-Employee Director who serves as the Chairperson of the Compensation, Nominating and Governance Committee will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Annual Compensation Committee Chairperson Retainer”).

The amounts of the Annual Cash Retainer, Annual Committee Member Retainer, Annual LID Retainer, Annual Audit Committee Chairperson Retainer and Annual Compensation Committee Chairperson Retainer are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if a Non-Employee Director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a Non-Employee Director or held the particular position, as the case may be).

Equity Awards

Initial Equity Awards

For each new Non-Employee Director appointed or elected to the Board, on the date that the new Non-Employee Director first becomes a member of the Board, the new Non-Employee Director will automatically be granted an initial equity award consisting of restricted stock units with respect to a number of shares of the Company’s common stock determined by dividing (1) the initial equity award amount set forth above by (2) the per-

share closing price of the Company’s common stock on the date the new Non-Employee Director first becomes a member of the Board, with the result rounded to the nearest whole unit (the “Initial Equity Award”). The Initial Equity Award shall vest in substantially equal annual installments on each of the first three annual anniversaries of the grant date, subject to the Non-Employee Director’s continued service through each vesting date. The unvested portion of the Initial Equity Award shall also become vested if the Non-Employee Director’s service on the Board terminates as a result of the director’s death or total and permanent disability. The Initial Equity Award shall be payable in shares of common stock and the Non-Employee Director may elect to be paid (1) as soon as practicable (and no later than 30 days) after each applicable vesting date or (2) on the earlier of (A) the fifth (5th) anniversary of the Initial Equity Award grant date or (B) a Separation from Service (as defined below), in each case, subject to the Election Form (defined below).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a Non-Employee Director will not be eligible for an initial equity award grant, but will be eligible for cash compensation and annual equity awards on the same basis as other Non-Employee Directors.

Annual Equity Awards for Continuing Board Members

On the date of each annual meeting of the Company’s stockholders beginning with the annual meeting that occurs in the 2024 calendar year, each Non-Employee Director then in office following the meeting will automatically be granted an annual equity award (the “Annual Equity Award”) consisting of (A) restricted stock units with respect to a number of shares of the Company’s common stock determined by dividing (1) the annual RSU award amount set forth above by (2) the per-share closing price of the Company’s common stock on the date of the applicable annual meeting, with the result rounded to the nearest whole unit, and (B) stock options with respect to a number of shares of the Company’s common stock determined by dividing (1) the annual Stock Option award amount set forth above by (2) the fair value of an option to purchase a share of the Company’s common stock on the date of the applicable annual meeting, with the result rounded to the nearest whole option. The Annual Equity Award shall vest in one annual installment on the first anniversary of the grant date (or on the date of the annual meeting in the following calendar year, if earlier), subject to the Non-Employee Director’s continued service through the vesting date. The unvested portion of the Annual Equity Award shall also become vested if the Non-Employee Director’s service on the Board terminates as a result of the director’s death or total and permanent disability. The annual RSU award shall be payable in shares of common stock and the Non-Employee Director may elect to be paid (1) as soon as practicable (and no later than 30 days) after the applicable vesting date or (2) on the earlier of (A) the fifth (5th) anniversary of the Annual Equity Award grant date or (B) a Separation from Service, in each case, subject to the Election Form. Stock options will have an exercise price equal to the per-share closing price of the Company’s common stock on the grant date.

In the event that more than one annual meeting of the Company’s stockholders occurs during a given calendar year, Annual Equity Awards will be made only in connection with the first such meeting to occur in that year.

Beginning after the annual meeting of the Company’s stockholders that occurs in the 2024 calendar year, for each new Non-Employee Director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, on the date that the new Non-Employee Director first becomes a member of the Board, the new Non-Employee Director will automatically be entitled to a pro-rata portion of the Annual Equity Award (a “Pro-Rata Annual Award”) determined by dividing (1) a pro-rata portion of the Annual Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the date the new Non-Employee Director first becomes a member of the Board (in the case of restricted stock units) or the fair value of an option to purchase a share of the Company’s common stock on the date the new Non-Employee Director first becomes a member of the Board (in the case of stock options). The pro-rata portion of the Annual Equity Award grant value for purposes of a Pro-Rata Annual Award will equal the Annual Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which Annual Equity Awards were granted, and the denominator of which is 12, with the result to be rounded to the nearest whole unit or option. Each Pro-Rata Annual Award will vest on the same terms and otherwise be subject to the same terms set forth above for the Annual Equity Award. Stock options will have an exercise price equal to the fair market value of a share of the Company’s common stock on the grant date.

Elective Grants of Equity Awards

Non-Employee Directors may elect, prior to the start of each applicable calendar year, to convert all or a portion of their Annual Cash Retainer, Annual Committee Member Retainer, Annual LID Retainer, Annual Audit Committee Chairperson Retainer, and Annual Compensation Committee Chairperson Retainer (collectively, the “Retainers”) payable with respect to the particular calendar year into the right to receive an award of restricted stock units of the Company (an “Elective Restricted Stock Unit Award”). The Elective Restricted Stock Unit Award shall automatically be granted on the first business day of each calendar year in an amount determined by dividing (1) the amount of the Retainers elected to be so converted multiplied by 115% (one hundred fifteen percent) by (2) the per-share closing price of the Company’s common stock on the first business day of the year (rounded to the nearest whole share). Each Elective Restricted Stock Unit Award will vest in one annual installment on the first anniversary of the grant date, subject to the Non-Employee Director’s continued service through the vesting date. The Elective Restricted Stock Unit Award shall be payable in shares of common stock and the Non-Employee Director may elect to be paid (1) as soon as practicable (and no later than 30 days) after the applicable vesting date or (2) on the earlier of (A) the fifth (5th) anniversary of the Elective Restricted Stock Unit Award grant date or (B) a Separation from Service, in each case, subject to the Election Form.

Election Form

In order to elect to receive an Initial Equity Award, Annual Equity Award, Pro-Rata Annual Award or Elective Restricted Stock Unit Award, as applicable, Non-Employee Directors must complete an election form in such form as the Board may prescribe from time to time (an “Election Form”), and file such completed form with the Company prior to the start of the applicable calendar year, or, with respect to the Initial Equity Award, within 30 days of becoming an Non-Employee Director. Once an Election Form is validly filed with the Company, it shall automatically continue in effect for future calendar years unless the Non-Employee Director changes or revokes his or her Election Form prior to the beginning of any such future calendar years.

Provisions Applicable to All Outside Director Equity Awards

Each equity award will be made under and subject to the terms and conditions of the Company’s 2015 Omnibus Incentive Compensation Plan (the “Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, any applicable award agreement form approved by the Board to evidence such type of grant pursuant to this policy.

Definitions

As used herein, a “Separation from Service” occurs when a Non-Employee Director dies, retires, or otherwise has a termination of service with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder. Notwithstanding the foregoing, in the event a Non-Employee Director is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of a Non-Employee Director’s Separation from Service, the Non-Employee Director shall not be entitled to payment of any equity awards that would otherwise be paid in connection with his or her Separation from Service until the earlier of (A) the date which is six (6) months after his or her Separation from Service with the Company for any reason other than death, or (B) the date of the Non-Employee Director’s death (and, in either case, payment will be made within 30 days following that event); provided that this six-month delay shall apply only to the extent such delay in payment is required to comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A of the Internal Revenue Code.

Expense Reimbursement

All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.